EXHIBIT 10.2
LAREDO PETROLEUM, INC.
OMNIBUS EQUITY INCENTIVE PLAN
PERFORMANCE SHARE UNIT AWARD AGREEMENT

This Performance Share Unit Award Agreement (“Agreement”) is made as of February 22, 2022 (the “Grant Date”) by and between Laredo Petroleum, Inc. (the “Company”) and Participant Name (the “Participant”).
W I T N E S S E T H :

WHEREAS, the Participant is currently an employee of the Company or its Subsidiary, and the Company desires to have the Participant remain in such capacity and to afford the Participant the opportunity to participate in the potential increase in value of the Company over the Performance Period (as defined below).
NOW, THEREFORE, in consideration of the covenants and agreements herein contained, the parties hereto agree as follows:
1. Grant of Performance Share Units. Subject to the restrictions, terms and conditions set forth herein and in the Company’s Omnibus Equity Incentive Plan (the “Plan”), the Company hereby grants to the Participant Number of Awards Granted performance share units (the “Performance Share Units”, or the “Award”). The provisions of the Plan are incorporated herein by reference, and all capitalized terms not otherwise defined herein shall have the same meaning as set forth in the Plan. In the event of any inconsistency between the provisions of the Plan and this Agreement, the provisions of this Agreement shall govern and control.
The Performance Share Units will be payable, if at all, either in (x) cash, (y) Common Stock or (z) a combination of cash and Common Stock, such type of payment to be determined in the sole discretion of the Administrator, based upon the achievement by the Company of the Performance Goals as described on Exhibit A, over a period commencing December 1, 2021 and ending on the earlier of (x) December 31, 2024 and (y) the date of the Participant’s termination of employment with the Company or any of its Subsidiaries (the “Performance Period”). For purposes of this Agreement, the “Maturity Date” shall mean (i) December 31, 2024 if the Participant remains employed with the Company or any of its Subsidiaries on such date or, if earlier, (ii) the date of the Participant’s termination of employment as set forth in Section 4(b) of this Agreement. Subject to Section 4 below, the Performance Share Units shall vest on February 22, 2025 (the “Vest Date”); provided, however that if the Participant’s employment is terminated as set forth in Section 4(b) on or prior to February 22, 2025, then the date of the Participant’s termination of employment shall be considered the Vest Date.
The specific Performance Goals described on Exhibit A were established by the Administrator. Subject to the other terms and conditions of this Agreement and the Plan, payment of the Performance Share Units will only be made if the Administrator certifies, following the close of the Performance Period, that the pre-established threshold Performance Goals have been satisfied or exceeded in whole or in part on the Maturity Date and that the Participant is still employed by the

Company or any of its Subsidiaries on the Vest Date, and then only to the extent of the level of performance so certified as having been achieved.
2. Form and Time of Payment. The Award earned by reason of the Administrator’s certification as described above will be payable to the Participant (or the Participant’s beneficiary, or personal administrator in the case of your death or Disability) in (x) cash, (y) Common Stock or (z) a combination of cash and Common Stock, in all cases, at the Administrator’s sole discretion, during the first calendar year that commences immediately following the Maturity Date and at any time after the Vest Date; provided, that, in all cases, such payment shall occur on or before March 15 of such subsequent calendar year (the “Payment Date”). The number of shares of Common Stock to be delivered, if applicable, on the Payment Date will be determined by multiplying the number of Performance Share Units set forth in paragraph 1 by the Performance Multiple (as defined below) and, as applicable, rounded to the nearest whole number (such resulting number, the “Award Amount”). If a cash payment is made in lieu of delivering shares of Common Stock, the amount of such payment shall be equal to the aggregate Fair Market Value of the Award Amount on the Vest Date less any portion of the Award Amount paid in Common Stock.
3. Transferability. This Award shall not be transferable otherwise than by will or the laws of descent and distribution. Any attempt by the Participant (or in the case of the Participant’s death or Disability, the Participant’s beneficiary or personal administrator) to assign or transfer the Award, either voluntarily or involuntarily, contrary to the provisions hereof, shall be null and void and without effect and shall render the Award itself null and void.
4. Forfeiture Provisions. The following forfeiture provisions shall apply to the Performance Share Units:
(a) If the Participant’s employment with the Company or any if its Subsidiaries is terminated prior to the Vest Date for any reason other than by reason of the Participant’s death or Disability as provided under Section 4(b) below, then the Award shall be forfeited by the Participant and cancelled for no consideration.
(b) If the Participant’s employment with the Company or any of its Subsidiaries is terminated (i) by reason of the Participant’s death or (ii) because the Participant is determined by the Board or the Administrator to be subject to a Disability, then the Participant shall be eligible to receive a pro-rated Award, based on the number of calendar days that Participant was employed with the Company or any of its Subsidiaries during the period commencing on January 1, 2022 and ending on December 31, 2024 and as determined by the Administrator in its sole discretion. Any amount payable pursuant to this Section 4 shall be paid in accordance with Sections 1 and 2 of this Agreement.
5. Withholding. The Company shall be obligated to withhold amounts sufficient to satisfy any tax withholding or similar withholding obligations to which the Company or its Subsidiaries may be subject by reason of payment of the Award Amount, if any, under this Award. The Participant expressly acknowledges and agrees that the Participant’s rights hereunder are subject to this obligation of the Company regarding any applicable taxes required to be withheld in connection with the Award, in a form and manner satisfactory to the Company.
6. No Right to Continued Employment. This Agreement does not confer upon the Participant any right to continuance of employment by the Company or any of its Subsidiaries, nor shall it interfere in any way with the right of the Company or any of its Subsidiaries to terminate the Participant’s employment at any time.
7. Terms of Issuance. The Participant acknowledges being subject to all terms, conditions and policies contained in the Company’s Employee Manual, as the same may be amended or modified from time-to-time at the sole discretion of the Company.
8. Notice. Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated in a notice mailed or delivered to the other party as provided herein; provided that, unless and until some other address be so designated, all notices or communications by the Participant to the Company shall be mailed or delivered to the Company at its Tulsa, Oklahoma, office and all notices or communications by the Company to the Participant may be given to the Participant personally or mailed to the Participant’s home address as reflected on the books of the Company.
9. Administration. This Agreement and the issuance of Common Stock or payment of cash contemplated hereunder shall be administered by Board or a committee of one or more members of the Board appointed by the Board to administer this Agreement and such issuance (the “Administrator”). Subject to applicable law, the Administrator shall have the sole and plenary authority to: (i) interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in this Agreement; (ii) establish, amend, suspend, or waive any rules and regulations and appoint such agents as the Administrator shall deem appropriate for the proper administration of this Agreement; (iii) accelerate the lapse of restrictions on the Award and/or modify the Maturity Date; and (iv) make any other determination and take any other action that the Administrator deems necessary or desirable for the administration of this Agreement. The Administrator may delegate to one or more officers of the Company the authority to act on behalf of the Administrator with respect to any matter, right, obligation, or election that is the responsibility of or that is allocated to the Administrator herein, and that may be so delegated as a matter of law. For the avoidance of doubt, in the event of a Change in Control the provisions of the Plan shall apply, including, without limitation, the authority and discretion granted to the Administrator with regard to Awards in Section 12 thereof.
10. Governing Law. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES OF SUCH STATE. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

11. Miscellaneous.
(a) Amendment and Waiver. Subject to Section 13(b) of the Plan, the Administrator may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, the Award granted hereunder or this Agreement; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of the Participant with respect to the Award granted hereunder shall not to that extent be effective without the consent of the Participant.
(b) Severability. Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction by reason of applicable law shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
(c) Entire Agreement and Effectiveness. This Agreement embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.
(d) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Agreement.
(e) Headings. The paragraph headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.
(f) Gender and Plurals. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa.
(g) Successors and Assigns. This Agreement shall bind and inure to the benefit of and be enforceable by and against the Participant, the Company and their respective successors, allowable assigns, heirs, representatives and estates, as the case may be.
(h) Construction. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.
(i) Survival of Representations, Warranties and Agreements. All representations, warranties and agreements contained herein shall survive the consummation of the transactions contemplated hereby and the termination of this Agreement.

(j) WAIVER OF PUNITIVE AND EXEMPLARY DAMAGE CLAIMS. EACH PARTY, BY EXECUTING THIS AGREEMENT, WAIVES, TO THE FULLEST EXTENT ALLOWED BY LAW, ANY CLAIMS TO RECOVER PUNITIVE, EXEMPLARY OR SIMILAR DAMAGES NOT MEASURED BY THE PREVAILING PARTY’S ACTUAL DAMAGES IN ANY DISPUTE OR CONTROVERSY ARISING UNDER, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT.
(k) Delivery of Laredo Petroleum, Inc. Prospectus dated May 25, 2019. Participant acknowledges that Participant has been provided a copy of the Company’s prospectus related to the Company’s Omnibus Equity Incentive Plan through such prospectus’ availability on the Company’s shared network drive, at S:\Omnibus Equity Incentive Plan Prospectus. A copy will also be provided to Participant, upon Participant’s written request to the Company
12. Section 409A. Notwithstanding any of the foregoing, it is intended that this Agreement comply with, or be exempt from, the provisions of Section 409A of the Code and that this Award not result in unfavorable tax consequences to the Participant under Section 409A of the Code. This Agreement will be administered and interpreted in a manner consistent with such intent. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, the Participant shall not be considered to have terminated employment with Company or any of its Subsidiaries for purposes of this Agreement and no payments shall be due to him or her under this Agreement which are payable upon his or her termination of employment until he or she would be considered to have incurred a “separation from service” from the Company or any of its Subsidiaries within the meaning of Section 409A of the Code. To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided to a “specified employee” pursuant to this Agreement during the six-month period immediately following the Participant’s termination of employment shall instead be paid within 30 days following the first business day after the date that is six months following the Participant’s termination of employment with the Company or any of its Subsidiaries (or upon the Participant’s death, if earlier). In addition, for purposes of this Agreement, each amount to be paid or benefit to be provided to the Participant pursuant to this Agreement shall be construed as a separate identified payment for purposes of Section 409A of the Code. Notwithstanding any of the foregoing to the contrary, the Company and its respective officers, directors, employees, or agents make no guarantee that the terms of this Agreement as written comply with, or are exempt from, the provisions of Section 409A of the Code, and none of the foregoing shall have any liability for the failure of the terms of this Agreement as written to comply with, or be exempt from, the provisions of Section 409A of the Code.
13. Clawback. The Participant acknowledges and agrees that payments made under this Agreement are subject to clawback if such payments are made (i) on account of fraud or misconduct by the Participant, (ii) following an accounting restatement under certain circumstances (as referenced in the Company’s Omnibus Equity Incentive Plan) or (iii) as may be required by any other policy of the Company which may now exist or hereafter be adopted regarding repayment of incentive-based compensation, as may be in effect from time to time.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

COMPANY:
LAREDO PETROLEUM, INC.

Jason Pigott
President & CEO

PARTICIPANT:

Electronic Signature
Printed Name: Participant Name

Exhibit A
Performance Goals
The Performance Goals established by the Administrator are based on five criteria: (i) relative total shareholder return comparing the Company’s shareholder return to the shareholder return of the E&P companies listed in the Russell 2000 index identified below (“Relative TSR”), (ii) absolute total shareholder return (“Absolute Return”), (iii) earnings before interest, taxes, depreciation, amortization and exploration expense (EBITDAX) and three-year total debt reduction (the “EBITDAX/Total Debt Component” stated below), (iv) growth in inventory (the “Inventory Growth Component” stated below) and (v) emissions reductions (the “ESG Component” stated below). The Relative TSR and Absolute Return will be used to identify the “PSU Matrix Component” as stated below. The PSU Matrix Component, the EBITDAX/Total Debt Component, the Inventory Growth Component and the ESG Component shall be used to compute the Performance Multiple. The Performance Multiple shall be used to determine the final amount of cash or number of shares, as applicable, delivered with respect to each Performance Share Unit settled at the Maturity Date.
In computing the Performance Multiple, each of the PSU Matrix Component, the EBITDAX/Total Debt Component, the Inventory Growth Component and the ESG Component shall be weighted as follows:
PSU Matrix – 50%
EBITDAX/Total Debt – 20%
Inventory Growth – 15%
ESG – 15%
such that the Performance Multiple is calculated as follows:
Performance Multiple = (.5) PSU Matrix Component + (.20) EBITDAX/Total Debt Component + (.15) Inventory Growth Component + (.15) ESG Component
By way of example, if the PSU Matrix Component is 100%, the EBITDAX/Total Debt Component is 65%, the Inventory Growth Component is 0% and the ESG Component is 50%, then the Performance Multiple would be 0.5(1.0) + 0.20(0.65) + 0.15(0.0) + 0.15(.50) = 0.705. With a Performance Multiple of 0.705, each Performance Share Unit would be settled for the cash or stock equivalent of 0.705 shares such that a holder of 600 Performance Share Units would receive either (i) a cash payment equal to the Fair Market Value of 423 shares of Common Stock or (ii) 423 shares of Common Stock.
Notwithstanding anything in this Exhibit A to the contrary, if in the Administrator’s discretion there is a need to adjust the Performance Multiple to more accurately reflect the Company’s performance than is calculated by using the criteria included on this Exhibit A due to the occurrence of extraordinary, nonrecurring and/or significant corporate events (including but not limited to a transaction approved by the Board that results in an increase in the Company’s EBITDAX/Total Debt multiple), then the Administrator may make any such adjustments to the Performance Multiple as it deems advisable.
PSU Matrix Component is calculated on the basis of the following matrix:

		Relative TSR (quartile)
		1st	2nd	3rd	4th
1-Year	<8%	75%	50%	25%	0%
Absolute	≥8% and <14%	100%	75%	50%	25%
Return	≥14% and <20%	200%	100%	75%	50%
	≥20%	250%	200%	100%	75%

•Each individual year’s results are interpolated between points calculated using the grid. The 3-year average will be used for the final PSU calculation: (2022 result + 2023 result + 2024 result)/3, to be paid in total at the third anniversary of the Grant Date
•The 1-Year Absolute Return is calculated as: (last 20 trading days average stock price of December + Total Dividends – prior December last 20 trading days average stock price)/(prior December last 20 trading days average stock price)*100
•The Relative TSR performance will be measured against the E&P companies listed in the Russell 2000 index. Relative TSR = 1 – (Laredo Rank/24)*100. Laredo Rank for each year is sorted from high to low against the peer group with the following calculation: (last 20 trading days average stock price of December of each year + Total Dividends – prior December last 20 trading days average stock price)/( prior December last 20 trading days average stock price )*100
•Notwithstanding the foregoing, the Administrator may adjust the Relative TSR calculation to reflect changes in the membership of the E&P companies listed in the Russell 2000 index, as it deems reasonable in the exercise of its discretion.

Peer List

OVINTIV INC
CHESAPEAKE ENERGY CORP
ANTERO RESOURCES CORP
PDC ENERGY INC
MATADOR RESOURCES
RANGE RESOURCES CORP
MURPHY OIL CORP
SOUTHWESTERN ENERGY
SM ENERGY
DENBURY INC
CNX RESOURCES CORP
CALIFORNIA RESOURCES CORP
MAGNOLIA OIL GAS CORP CLASS A
WHITING PETROLEUM CORP
OASIS PETROLEUM INC
CALLON PETROLEUM
CIVITAS RESOURCES INC
KOSMOS ENERGY LTD
CENTENNIAL RESOURCE DEVELOPMENT IN
NORTHERN OIL AND GAS INC
BRIGHAM MINERALS INC CLASS A
TELLURIAN INC
COMSTOCK RESOURCES INC
RANGER OIL CORP CLASS A
BERRY
TALOS ENERGY INC
CRESCENT ENERGY CLASS A
W AND T OFFSHORE INC
EARTHSTONE ENERGY INC CLASS A
FALCON MINERALS CORP CLASS A
HIGHPEAK ENERGY INC
RILEY EXPLORATION PERMIAN INC
EBITDAX/Total Debt Component is calculated on the basis of the following:

•Three-year debt reduction target:
◦ Threshold: 1.75
◦ Target: 1.5
◦ Stretch 1.0
•Net Debt/EBITDAX calculation will tie to the definition in the Credit Facility effective December 31, 2024

EBITDAX/Total Debt	Payout Percentage
1.75	50%
1.5	100%
1	200%

Inventory Growth Component is calculated on the basis of the following:

•165 wells to be drilled over the next three years
•Additional wells added over January 1, 2021 initial count:
◦Threshold: 165
◦Target: 275
◦Stretch: 385
•Definition of a well:
◦Minimum WI > 50%
◦Minimum lateral length of 7,500
◦Gross operated inventory added via acquisitions or improved economics that meets or exceeds a minimum rate of return of 25% inclusive of acquisition costs. To qualify as inventory, wells must have an after pay-out gross working interest of 50% or greater. Cash flows are calculated using strip pricing (index and basis) on the day of acquisition signing or the December 2022 average strip for organic growth (West Texas Intermediate and Henry Hub pricing). Non-basis marketing deducts will align to assumptions appropriate for the management area. Capital estimates will use (i) for acquisitions, the final acquisition model capital assumption or (ii) for organic growth the management 2022 11+1 forecast assumption spreadsheet.

Inventory Growth	Payout Percentage
165	50%
275	100%
385	200%

ESG Component is calculated on the basis of the following:

•The emissions reduction targets are for current assets and will be adjusted as needed for future acquisitions if they negatively impact the calculation due to the acquired company's lower environmental standards.
•The emission result will be the number reported in Laredo’s 2023 ESG report.